EXHIBIT 10.4

Draft

November 30, 2011

[Date]

TO:

FROM:

RE:	Restricted Stock Grant

Atwood Oceanics, Inc. (the “Company”) hereby grants to you, effective as of             , 201     (the “Date of Grant”),              shares of restricted Common Stock, $1.00 par value, of the Company (the “Restricted Stock”), subject to adjustment as provided in Section IX of the Atwood Oceanics, Inc. Amended And Restated 2007 Long-Term Incentive Plan (the “Plan”).

Except as otherwise provided in Sections 2 or 3 of the Terms and Conditions of Restricted Stock Grant, attached hereto as Appendix A (the “Terms and Conditions”), the Restricted Stock will vest on the third anniversary of the Date of Grant; provided you remain continuously employed by the Company, its subsidiary or an affiliate throughout the three-year period following the Date of Grant.

The grant of Restricted Stock is governed by the terms and conditions of the Plan, any rules and regulations adopted by the Compensation and Human Resources Committee of the Board of Directors of the Company, and the Terms and Conditions which form a part of this award letter to you (the “Notice”).

[Name of signing officer]

Appendix A

ATWOOD OCEANICS, INC.

AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF

RESTRICTED STOCK GRANT

The restricted stock (the “Restricted Stock”) granted to you on the “Date of Grant” set forth in the award letter to you (the “Award Letter”) by Atwood Oceanics, Inc. (the “Company”) is subject to the Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”), these Terms and Conditions and any rules and regulations adopted by the Committee. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan and the Award Letter.

1. Vesting/Forfeiture. Except as otherwise accelerated pursuant to Sections 2 or 3 below, the Restricted Stock shall vest on the third anniversary of the Date of Grant (the “Restriction Period”). If your employment with the Company, its subsidiary or an affiliate (collectively, the “Company Group”) terminates for any reason other than by reason of your Retirement, death or Disability, the unvested portion of the Restricted Stock shall be automatically forfeited on the date of your termination of employment.

2. Termination of Employment.

(a) Death or Disability. If your employment with the Company Group is terminated by reason of your death or Disability, the Restricted Stock will automatically become fully vested and the Restriction Period shall terminate on the date of termination of employment.

(b) Retirement. If your employment with the Company Group is terminated by reason of your Retirement, the Restricted Stock will vest and the Restriction Period shall terminate as follows:

Retirement Date	Percentage of Restricted Stock Accelerated
less than one year after the Date of Grant	0%
greater than one year, but less than two years after the Date of Grant	33 1/3%
greater than two years, but less than three years after the Date of Grant.	66 2/3%

3. Change of Control. Notwithstanding the provisions of Sections 1 or 2 of these Terms and Conditions, in the event of a Change of Control, the Restricted Stock shall automatically vest and the Restriction Period shall terminate.

4. Dividends. During any Restriction Period, if any dividends or other distributions are paid in shares of Common Stock, you shall receive such dividends, but all such shares of Common

Stock shall be subject to the same restrictions as the shares of Restricted Stock with respect to which they were paid. You shall not be entitled to receive any cash dividends payable during the Restriction Period.

5. Transferability. You may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Restricted Stock during the Restriction Period.

6. No Right to Continued Employment. The award of Restricted Stock shall not create any right to remain in the employ of the Company Group. The Company Group retains the right to terminate your employment at will, for due cause or otherwise. Your employment, as it relates to the Restriction Period, shall be deemed to continue during any leave of absence that has been authorized by the Company Group.

7. Other Plans. Nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other plan or program of the Company Group.

8. Rights as Shareholder. You shall not be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock until the restrictions representing such shares lapse and shares have been actually issued and delivered to you.

9. Plan Governs. The Restricted Stock and the Notice are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under the Notice. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan are hereby incorporated into the Notice. In the event of a discrepancy between the Notice and the Plan, the Plan shall govern.

10. Withholding. Upon lapse of the Restriction Period, the Company Group may be required to withhold federal or local tax with respect to the realization of compensation. You must satisfy any federal or local tax withholding requirements with respect to the realization of compensation upon the lapse of the Restriction Period by delivering to the Company cash in an amount to be sufficient to satisfy any such withholding requirement or by default, the surrendering of shares to meet any, and all, tax withholding requirements.

11. Code Section 409A; No Guarantee of Tax Consequences. The award of Restricted Stock is intended to be (i) exempt from Section 409A of the Code (“Section 409A”), including, but not limited to, by reason of treatment under Section 83 of the Code or by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); or (ii) in compliance with Section 409A, and the provisions of the Notice will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of the Notice, if you are a “specified employee” as such term is defined in Section 409A, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of separation from service (other than by reason of death) to you shall not be payable before the earlier of (i) the date that is 6 months after the date of your separation from service, (ii) the date of your death, or (iii) the date that otherwise complies with the requirements of Section 409A. In addition, notwithstanding the provisions of Section 2 of these Terms and

Conditions, in the event of a Change of Control that does not meet the requirements of Treas. Reg. §1.409A-3(i)(5), any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A shall be fully vested but shall be settled on the third anniversary of the Date of Grant, or, if earlier, in accordance with the provisions of Section 2 of these Terms and Conditions. To the extent required to comply with Section 409A, you shall be considered to have terminated employment with the Company when you incur a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code. The Company makes no commitment or guarantee to you that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Notice.

12. Governing Law. The Plan and the Notice shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or the Notice.